EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES DISMISSAL OF SUIT AGAINST WBL,

M-FLEX’S MAJORITY STOCKHOLDER, IN WHICH M-FLEX SOUGHT TO HAVE WBL VOTE ITS SHARES

AGAINST THE OFFER TO ACQUIRE MFS

Anaheim, CA, Feb. 5, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that the Delaware Chancery Court has dismissed M-Flex’s suit against WBL Corporation Limited (WBL), in which M-Flex sought to have the Court direct WBL, which is M-Flex’s majority stockholder, to vote its M-Flex shares against the offer (the Offer) to acquire all of the outstanding ordinary shares of MFS Technology Ltd (MFS). WBL is also the majority stockholder of MFS.

The dismissal was based on the Court’s opinion that no personal jurisdiction exists over WBL since the allegations pertain to breaches of fiduciary duty, and not to the requirements of the Undertaking Agreement, and even if the Undertaking Agreement implicated personal jurisdiction in Delaware, the Undertaking Agreement has expired. The Undertaking Agreement was entered into by WBL, in connection with the announcement by M-Flex of the Offer, and required WBL to vote its M-Flex shares in favor of the Offer and to tender its MFS shares in the Offer for M-Flex stock. In addition, the Court concluded that the case is moot since the Undertaking Agreement expired on December 31, 2006, and also concluded that the case is not ripe for adjudication because WBL has not indicated how it intends to vote with regard to the proposed Offer. WBL has indicated that it is seeking advice from its professional advisors with regard to its position on the Offer.

M-Flex also said it recently received comments from the U.S. Securities and Exchange Commission on the amendment to its registration statement on Form S-4 related to the Offer, which was filed by M-Flex on December 29, 2006. The company is currently working to revise the registration statement, but does not have an estimate as to when it will next be re-filed at this time. Nevertheless, the special committee of M-Flex’s board of directors continues to strongly recommend that M-Flex stockholders vote against the Offer.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions about WBL’s position with respect to the Offer, the amendment to the registration statement on Form S-4 and the company’s revising of such registration statement, including the re-filing of such registration statement. Additional forward-looking statements include, but are not limited to, any statement which is preceded by the words “will,” “estimate,” “intend,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The Offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the Registration Statement on Form S-4 (the “S-4”) that was filed with the SEC on June 27, 2006, as amended from time to time, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about

M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the S-4 and in the proxy statement for M-Flex’s 2007 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

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